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                                                                    Exhibit 99.2
                                                                    ------------

                                    Contacts:
                                    Roy Winnick or Mark Semer
                                    Kekst and Company
                                    (212) 521-4842 or 4802


                        PHP HEALTHCARE COMPLETES SALE OF
                    STAKE IN VIRGINIA CHARTERED HEALTH PLAN


RESTON, VA, December 22, 1998 - PHP Healthcare Corporation today reported that it has completed the previously announced sale of its 70% interest in Virginia Chartered Health Plan, Inc. (VACHP) to UHS Managed Care, Inc. (UHS), an affiliate of Medical College of Virginia Hospitals Authority, and previously the owner of 30% of VACHP. Based on final negotiations of the sale, proceeds of $5,765,000 will be placed in an escrow account and distributed as ordered by the United States Bankruptcy Court in Delaware.

As previously announced, PHP Healthcare Corporation and certain of its subsidiaries, including Pinnacle Health Enterprises LLC, and PHP NJ MSO, Inc. on November 19, 1998 filed voluntary petitions for protection under Chapter 11 of the United States Bankruptcy Code. Also as previously announced, Pinnacle and PHP NJ MSO subsequently converted their Chapter 11 cases to Chapter 7 liquidation on November 23, 1998.

A medical management company, PHP Healthcare Corporation manages medical risk through the acceptance of global capitation arrangements with HMOs and other health care payers. The Company also offers a full range of management services to the physician groups and hospitals that participate in provider-based networks developed by PHP.


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